Exhibit 5.1

April 27, 2026

DUKE Robotics Corp.

10 HaRimon Street

Mevo Carmel Science and Industrial Park

Israel, 2069203

Re: Registration Statement on Form S-1, as amended

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-1, as amended (File No. 333-294808) (the “Registration Statement”), filed by DUKE Robotics Corp., a Nevada corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), dated as of the date of this opinion, relating to the proposed offering: (A) by the Company of (i) units (the “Units”) consisting of: (x) common shares, par value $0.0001, of the Company (the “Common Stock” and such number of Common Stock issued and sold in the Offering being the “Offered Shares”); and (y) Common Stock purchase warrants (each, a “Common Warrant” and such number of Warrants issued and sold in the Offering being the “Offered Warrants”), each exercisable into one share of Common Stock (each, a “Common Warrant Share”); and (ii)shares of Common Stock ( the “Representative Warrant Shares” and together with the Common Warrant Shares, the “Warrant Shares”) issuable upon exercise of warrants to be issued to the representative of the several underwriters named in the Registration Statement (the “Representative Warrants” and together with the Common Warrants, the “Warrants”), for aggregate gross proceeds of up to US$9,200,000 (the “Offering”), pursuant to an underwriting agreement to be entered into on or prior to the closing date of the Offering between the Company and Maxim Group LLC, as representative, and other underwriters to be named therein, as applicable (the “Underwriters”); and (B) by certain existing stockholders identified in the Registration Statement (the “Selling Stockholders”) of up to 170,954 shares of Common Stock (the “Selling Stockholder Shares”). The Units, Offered Shares, Offered Warrants and Selling Stockholder Shares together with any additional Offered Shares and Offered Warrants issued to the Underwriters to cover over-allotments, if any, are collectively referred to as the “Securities”.

We are acting as special counsel for the Company in connection with the Registration Statement. In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, including the exhibits filed therewith, and have also examined and relied upon the agreements entered into in connection with the Offering, including the Underwriting Agreement in the form filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”), the form of Common Warrant, the form of Representative’s Warrants, the minutes of meetings and resolutions of the board of directors of the Company (the “Board”) as provided to us by the Company, the organizational documents of the Company, including the Company’s certificate of incorporation, as amended, and bylaws, as amended, each as currently in effect, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

DUKE Robotics Corp.

April 27, 2026

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

The opinions rendered herein are limited to the Nevada Revised State Statutes and the federal laws of the United States. For purposes of our opinion, we have examined an official compilation of “Title 7 - Business Associations; Securities; Commodities, Chapter - 78 - Private Corporations” of the Nevada Revised Statutes. Such examination was limited to the provisions of such statute only, and did not include any annotations or commentary related thereto. We do not purport to be experts on the laws of the State of Nevada and our opinion is based upon such limited experience. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof.

Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences, and equitable subordination; and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

Based upon and subject to the foregoing, we are of the opinion that, upon (i) due action by the Board or a duly appointed committee thereof to determine the price per share of the Shares and the exercise price of the Warrants and the Representative’s Warrants, (ii) the due execution and delivery of the Underwriting Agreement by the parties thereto, (iii) issuance of the Securities pursuant to the terms of the Underwriting Agreement and/or in the manner described in the Registration Statement, and (iv) the effectiveness of the Registration Statement under the Securities Act:

(i)	the Shares will have been duly authorized by the Company, and when issued and sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable shares of Common Stock;

(ii)	The Warrants will have been duly authorized by the Company and, when issued and sold in accordance with the Underwriting Agreement and as described in the Registration Statement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms; and

(iii)	the Warrant Shares, when issued and sold by the Company and paid for in accordance with the terms of the Warrants, as described in the Registration Statement, will be validly issued, fully paid and non-assessable shares of Common Stock.

In addition, based upon and subject to the foregoing, we are also of the opinion that the Selling Stockholder Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable shares of Common Stock.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

DUKE Robotics Corp.

April 27, 2026

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SULLIVAN & WORCESTER LLP

/s/ Sullivan & Worcester LLP